EXHIBIT 12.1

                      DONALDSON, LUFKIN & JENRETTE, INC.
                     STATEMENT RE COMPUTATION OF RATIO OF
                          EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT FOR RATIO)

                                                                                                  SIX MONTHS ENDED
                                               FISCAL YEAR ENDED DECEMBER 31,                         JUNE 30,
                            --------------------------------------------------------------------  ----------------
                                1991          1992          1993          1994          1995            1996
                            ------------  ------------  ------------  ------------  ------------  ----------------
Earnings:
 Income before provision
  for income taxes  .......  $   89,000    $  245,000    $  302,000    $  205,000    $  298,500      $  265,800
Add: Fixed Charges
 Interest expense (gross)     1,244,332     1,130,709     1,465,303     2,116,655     2,699,769       1,343,793
 Interest factor in rents        13,619        13,899        15,432        18,565        22,064          13,699
                            ------------  ------------  ------------  ------------  ------------  ----------------
  Total fixed charges  ....   1,257,951     1,144,608     1,480,735     2,135,220     2,721,833       1,357,492
Earnings before fixed
 charges, and provision
 for income taxes  ........  $1,346,951    $1,389,608    $1,782,735    $2,340,220    $3,020,333      $1,623,292
                            ============  ============  ============  ============  ============  ================
Ratio of earnings to fixed
 charges  .................        1.07          1.21          1.20          1.10          1.11            1.20
                            ============  ============  ============  ============  ============  ================

                                                                  EXHIBIT 12.1

                      DONALDSON, LUFKIN & JENRETTE, INC.
                     STATEMENT RE COMPUTATION OF RATIO OF
              EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                       (IN THOUSANDS, EXCEPT FOR RATIO)

                                                                                 SIX MONTHS ENDED
                                                            DECEMBER 31,             JUNE 30,
                                                    --------------------------  ----------------
                                                         1994          1995            1996
                                                    ------------  ------------  ----------------
Earnings:
 Income before provision for income taxes  ........   $  205,000    $  298,500      $  265,800
Add: Fixed Charges
 Interest (gross) .................................    2,116,655     2,699,769       1,343,793
 Interest factor in rents .........................       18,565        22,064          13,699
                                                    ------------  ------------  ----------------
  Total fixed charges .............................    2,135,220     2,721,833       1,357,492
Add: Preferred dividends ..........................       20,970        19,868           9,934
                                                    ------------  ------------  ----------------
 Combined fixed charges and preferred dividends  ..    2,156,190     2,741,701       1,367,426
Earnings before fixed charges, preferred dividends
 and provision for income taxes ...................   $2,340,220    $3,020,333      $1,623,292
                                                    ============  ============  ================
Ratio of earnings to fixed charges and preferred
 dividends ........................................         1.09          1.10            1.19
                                                    ============  ============  ================